                                                                   EXHIBIT 10.11

                            OMEGA PROTEIN CORPORATION

                       ANNUAL INCENTIVE COMPENSATION PLAN

                            (Effective April 8, 1998)

1. Omega Protein Corporation (the "Company") hereby establishes the Annual Incentive Compensation Plan, effective April 8, 1998 (the "Plan"), for the benefit of eligible employees. The Plan is intended to promote the financial interests of the Company and its stockholders by (i) helping the Company to retain the services of the participants and by (ii) stimulating the efforts of the Participants on behalf of the Company by giving them a direct interest in the performance of the Company and by giving suitable recognition to their services to the Company.

2.   The following definitions are applicable to the Plan:

     .    Cash Return on Net Operating Invested Capital: The result obtained
          ---------------------------------------------
          when Operating Cash Flow for a Plan Year is divided by Net Operating Invested Capital as of the end of such Plan Year.

     .    EBITDA: The earnings of the Company before interest expense, taxes,
          ------
          depreciation and amortization.

     .    Incentive Compensation Fund: The maximum amount, determined as
          ---------------------------
          provided in paragraph 8, available for distribution hereunder.

     .    Net Operating Invested Capital: The result obtained by subtracting the
          ------------------------------
          Company's total current liabilities from the Company's total current assets and adding the net book value of the Company's property, plant and equipment as of the end of the Plan Year.

     .    Operating Cash Flow: EBITDA.
          -------------------

     .    Plan Year: A fiscal year of the Company.
          ---------

     .    Unit: A unit of participation in the Plan with respect to a particular
          ----
          Plan Year.

3. The Plan shall be administered by the Board of Directors or the Company (the "Board") or the Compensation Committee of the Board of Directors (the "Committee"). Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and make all determinations required pursuant to the Plan.

4. Participants in the Plan and the number of Units awarded to each participant shall be determined by the Committee or, with its approval, by the Chief Executive Officer of the Company. Discretion may be exercised differently with respect to different Participants in determining the number, terms and conditions of Units awarded hereunder; provided that such terms and conditions shall be consistent with the provisions of the Plan.

5. The maximum number of units awarded for any Plan Year to any participant shall not exceed one hundred fifty percent (150%) of the participant's annual base salary (in dollars) as of the end of the Plan Year.

6. The number of Units awarded to any single participant shall not exceed 600,000 in any single Plan Year.

7. The Incentive Compensation Fund for any Plan Year shall be an amount equal to the sum of the following:

     . Ten percent (10%) of the increase, if any, in EBITDA for the Plan Year over EBITDA for the preceding fiscal year of the Company; and

     . Five percent (5%) of the Cash Return on Net Operating Invested Capital for the Plan Year; and

     . Such additional amount, if any, as the Committee in its sole discretion determines to add to the Incentive Compensation Fund, such determination to be based on the financial performance of the Company as compared to the projections of financial analysts; and

     .    any amount carried forward from a prior Plan Year.

8. As soon as possible after the close of each Plan Year, the amount of the Incentive Compensation Fund shall be determined. As soon as possible after such determination, the Committee shall make distributions, in one lump sum payment, for the Plan Year by awarding each participant an amount equal to the product of the following: the total amount available in the Incentive Compensation Fund for the Plan Year multiplied by a fraction in which the numerator equals the Units awarded to the Participant for the Plan Year and the denominator equals the total number of Units awarded to all Participants for the Plan Year; provided, however, that in no event can any distribution be greater than One Dollar ($1.00) per Unit. (For example, if the incentive compensation Fund totals $1,000,000.00 and a participant was awarded 10,000 Units of 1,200,000 total Units awarded, the bonus to that participant would be $1,000,000 x 1/120 or $8,333.33 (83.3 cents per Unit)). Any portion of the Incentive Compensation Fund for the Plan Year not paid out shall be carried forward and will be available for awards in any future Plan Year.

9. No employee or other person shall have any claim or right to be made to a participant under this Plan. The terms and conditions of an award of Units shall be communicated in writing to the participant, and such writing, rather than to any descriptions made above, shall control. Neither the Plan nor any action taken thereunder shall be construed as giving an employee any right to be retained in the employ of the Company. No participant shall have any lien on any assets of the Company by reason of any award made under this Plan.

10. The Board may amend, suspend or terminate the Plan in whole or in part, but it may not affect adversely rights or obligations with respect to awards theretofore made.

     IN WITNESS WHEREOF, the Company has executed this Plan on this 8th day of April, 1998.

                                 OMEGA PROTEIN CORPORATION


                                 By:     /s/ Joseph L. von Rosenberg III
                                     ------------------------------------------
                                     Joseph L. von Rosenberg III
                                     President and Chief Executive Officer

                                                                               2